Exhibit 99.1



                   Midas Signs New Unsecured Credit Agreement

     ITASCA, Ill.--(BUSINESS WIRE)--Oct. 27, 2005--Midas, Inc. (NYSE:MDS) has signed a new five-year credit agreement with its existing bank group for an unsecured $110 million revolving credit facility.
     The new facility includes a $30 million accordion feature which allows the company to increase the facility to $140 million. The lending group is led by JP Morgan Chase Bank and includes National City Bank, LaSalle National Bank, Bank of America and Harris Bank.
     The new facility replaces a three-year $115 million secured credit facility, in place since March 2004, which consisted of a $55 million revolving loan and an initial $60 million term loan.
     The new agreement lowers Midas' borrowing cost by an average of 35 basis points over the rates of the former facility. The new revolver is initially priced at LIBOR plus 200 basis points with future pricing based on the company's leverage.
     "The new facility lowers our future interest cost and provides more flexibility for actions such as share repurchase," said William M. Guzik, Midas' senior vice president and chief financial officer. "Importantly, the new facility is unsecured. Previously, the lenders held mortgages on the real estate sites we lease to franchisees.
     "With the new unsecured facility, our lenders are demonstrating their confidence in the growing financial strength of the company as a result of our transformation out of wholesale distribution over the past three years to focus on the profitable franchise retail business," he said.
     Guzik said the company expects to take a non-cash charge of approximately $0.7 million in the fourth quarter related to the early retirement of the old credit facility.
     Midas is one of the world's largest providers of automotive service, offering brake, exhaust, maintenance, tires, steering and suspension services at more than 2,600 franchised, licensed and company-owned Midas shops in 19 countries, including 1,800 in the United States and Canada.
     NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2004 annual report of Form 10-K.


     CONTACT: Midas, Inc.
              Bob Troyer, 630-438-3016
              www.midasinc.com